UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2023

VIATRIS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39695	83-4364296
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1000 Mylan Boulevard, Canonsburg, Pennsylvania, 15317
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (724) 514-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	VTRS	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2023, Viatris Inc. (the “Company”) appointed Scott A. Smith to serve as the Chief Executive Officer of the Company, effective as of April 1, 2023, and to hold such office until his successor is chosen and qualified in his stead or until his earlier death, resignation or removal. Mr. Smith, age 60, is currently on the Company’s Board of Directors (the “Board”) and most recently served as President of BioAtla, Inc. (“BioAtla”), a global biotechnology company focused on the development of Conditionally Active Biologics™ antibody therapeutics, since 2018 and as a director of BioAtla since 2020. At BioAtla, Mr. Smith built a clinical development structure that moved multiple assets from investigational new drug applications into late stage clinical development, drove the company’s long-term strategic operational plan and led all business development activities, among other responsibilities. Prior to joining BioAtla, Mr. Smith was an executive at Celgene Corporation (“Celgene”), a global biopharmaceutical company, from 2008 to 2018, rising up the ranks from SVP and Global Head of Immunology to President of Inflammation and Immunology and then, beginning in 2017, President and Chief Operating Officer where he led the company’s oncology, inflammation and immunology franchise commercial operations and clinical development, among other responsibilities.

Mr. Smith also serves as chairman of the board of directors of Triumvira Immunologics. Mr. Smith previously served on the boards of directors of Refuge Biotechnologies, Inc. and Titan Pharmaceuticals, Inc., chairing that company’s Compensation and Nominating and Governance Committees, and as Chairman of F-star Therapeutics, Inc., serving on that company’s Audit and Nominating and Corporate Governance Committees.

In connection with his appointment, Mr. Smith entered into an offer letter with the Company providing for an annual base salary of $1.4 million, an annual target bonus opportunity equal to 150% of base salary (pro-rated for 2023) and eligibility for an annual long-term incentive award with an intended value of 700% of base salary (800% for 2023). In the event of a termination without cause, Mr. Smith will be eligible for severance equal to the sum of his base salary and annual target bonus if such termination occurs on or prior to June 30, 2024, two times the sum of base salary and annual target bonus if such termination occurs after June 30, 2024 and two and a half times the sum of base salary and annual target bonus if such termination occurs within 24 month months following a change in control of the Company. Mr. Smith is eligible to participate in employee benefits and perquisites generally made available to executive officers of the Company.

There are no arrangements or understandings between Mr. Smith and any other persons pursuant to which he was selected as Chief Executive Officer, he has no family relationships with any of the Company’s directors or executive officers and he has no direct or indirect material interest in any transaction requiring disclosure under Item 404(a) of Regulation S-K.

Effective as of April 1, 2023, Michael Goettler, the Company’s current Chief Executive Officer, will cease to serve in that role and will cease to serve on the Board. These actions were not related to any disagreement between Mr. Goettler and the Company on any matter relating to the Company’s operations, policies or practices. Mr. Goettler will be entitled to the separation benefits payable in accordance with the terms of his previously disclosed letter agreement with the Company.

The offer letter with Mr. Smith and the separation agreement with Mr. Goettler are each filed as exhibits to this Form 8-K and the foregoing summaries are qualified in their entirety by the terms of such agreements.

Item 7.01	Regulation FD Disclosure.

On February 27, 2023, the Company issued a press release announcing the appointment of Mr. Smith and separation of Mr. Goettler. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Offer Letter with Scott A. Smith, dated February 24, 2023.

10.2	Separation Agreement with Michael Goettler, dated February 24, 2023.

99.1	Press Release, dated February 27, 2023.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIATRIS INC.

Date: February 27, 2023	By:	/s/ Sanjeev Narula
Sanjeev Narula
Chief Financial Officer